Exhibit 10.5

EXECUTION VERSION

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of October, 2013 (the “Effective Date”), by and among Javelin Healthcare Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “Surviving Company”), Gentiva Health Services, Inc., a Delaware corporation (“Parent”), and Capstar Partners, LLC, a Texas limited liability company (the “Consultant”).

RECITALS

WHEREAS, Parent, the Surviving Company, Harden Healthcare Holdings, Inc. (the “Company”) and certain other parties thereto have entered into that certain Agreement and Plan of Merger, dated September 18, 2013 (the “Merger Agreement”), whereby the Company will merge with and into the Surviving Company, with the Surviving Company surviving the merger (the “Transaction”);

WHEREAS, the Consultant has substantial experience and expertise in respect of the business carried on by the Company and, as such, the Surviving Company desires that the Consultant provide certain transitional consulting services to the Surviving Company on an “as needed” basis so that the Surviving Company can avail itself of the experience, advice and assistance of the Consultant; and

WHEREAS, the Surviving Company and the Consultant desire to set out the terms and conditions pursuant to which the Surviving Company shall engage the services of the Consultant.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions

In this Agreement, unless otherwise indicated herein, the following terms shall have the meanings set forth below:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” and “controlled” (including, with its correlative meanings, “controlled by” and “under common control with”) with respect to a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

(b) “Business” means, collectively, the businesses of the Company and its direct and indirect subsidiaries to provide post-acute healthcare services, including home healthcare, hospice care, community care, private duty and other clinical services (but excluding the Long-Term Care Business and the Girling New York Business).

(c) “Confidential Information” means any information with respect to the Business, including, without limitation, methods of operation, customer or client lists, products, prices, fees, costs, inventions, trade secrets, know-how, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters or records, in any form or format; provided, however, that the phrase “Confidential Information” shall not include information which:

(i)	is generally available to the public as of the date of this Agreement;

(ii)	becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder; or

(iii)	is independently developed or created by Consultant after the date of this Agreement without Confidential Information.

(d) “Girling New York Business” shall have the meaning set forth in the Merger Agreement.

(e) “Long-Term Care Business” shall have the meaning set forth in the Merger Agreement.

(f) “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity.

(g) “Services” shall have the meaning set forth in Section 2.2.

(h) “Term” shall have the meaning set forth in Section 4.1.

ARTICLE 2

SERVICES

2.1	Engagement.

Subject to any other provisions of this Agreement, the Surviving Company hereby engages the Consultant as an independent contractor to provide to the Surviving Company the Services, and the Consultant hereby agrees to provide the Services during the Term of this Agreement.

2.2	Services.

The Consultant shall provide advice and assistance to the Surviving Company and its Affiliates with respect to certain transitional, strategic or commercial matters following completion of the Transaction, including assistance with the development and maintenance of relationships with key customers and third party payors, and any other services as may appear to the Surviving Company from time to time to be necessary or appropriate in connection with the foregoing and that the Consultant agrees to provide (collectively, the “Services”). The Consultant shall not be required to incur any travel expenses (e.g., expenses for airfare, lodging, meals, transportation) in performing the Services. Further, Consultant shall not be required to perform any Services that would require the Consultant to pay any taxes in any jurisdiction other than taxes owed to the State of Texas (or any jurisdiction within the State of Texas), if any, and the United States of America.

2.3	Performance Standard.

The Consultant shall provide the Services in a faithful, diligent, honest and professional manner and in compliance with all applicable laws. Without limiting the generality of the foregoing, the Consultant shall exercise all the skill, care and diligence to be expected of a qualified and competent person experienced in providing services similar to the Services.

2.4	Relationship.

The relationship between the Surviving Company and the Consultant shall be that of independent contractor, and nothing herein shall constitute the Consultant as an employee, partner or agent of Parent, the Surviving Company or their respective Affiliates. The Consultant will not represent to third parties that Consultant is an employee or agent of the Surviving Company or its Affiliates in the provision of Services under this Agreement. The Consultant shall not have the authority to act on behalf of the Surviving Company or its Affiliates or to bind the Surviving Company or any Affiliate to any obligations or liabilities. The Consultant shall be solely responsible for determining the means and methods of performing the Services within the overall standards, results and policies reasonably established by the Surviving Company. The Consultant is under no obligation to provide the Services during any particular period of hours, days or weeks, or for any particular number of hours a day, or for any particular number of days a week. The Consultant’s Services shall be provided on a non-exclusive basis, and the Consultant retains the right to provide services to others or engage in other activities during the Term, provided that the Consultant does not breach any other provision of this Agreement.

ARTICLE 3

REMUNERATION

3.1	Remuneration.

(a) As used in this Section 3.1, the following capitalized terms shall have the meanings set forth below:

(i) “Community Care Rate” means the average of the CBA Rate and the PHC Rate for a given Measurement Period. In the event that the CBA Rate or the PHC Rate changes during a Measurement Period, the weighted average of the CBA Rate or PHC Rate (as applicable) for such Measurement Period (based on the number of days elapsed during the year before and after the change) shall be used in the calculation of the Community Care Rate.

(ii) “Base Community Care Rate” means $10.94, which is the average of the CBA Rate and the PHC Rate as of the date of this Agreement.

(iii) “CBA Rate” means the Texas Medicaid Community Based Alternatives Total Rate for Personal Assistance Services for Nonparticipants as published by the Texas Health and Human Services Commission, which, as of the date of this Agreement, is $11.20.

(iv) “PHC Rate” means the Texas Medicaid Primary Home Care Total Rate for Non-Priority Services for Nonparticipants as published by the Texas Health and Human Services Commission, which, as of the date of this Agreement, is $10.69.

(v) “Measurement Period” means the one year period beginning January 1 each year, with the first Measurement Period beginning January 1, 2014. For example, the first Measurement Period shall be the period from January 1, 2014 to December 31, 2014 and the second Measurement Period shall be the period from January 1, 2015 to December 31, 2015.

(vi) “Community Care Payment” means, with respect to a Measurement Period, (A) in the event that the Community Care Rate during such Measurement Period is greater than or equal to one hundred percent (100%) of the Base Community Care Rate, an amount equal to $1,000,000; and (B) in the event that the Community Care Rate during such Measurement Period is less than one hundred percent (100%) of the Base Community Care Rate, an amount equal to zero.

(b) In consideration of the Services rendered hereunder, no later than March 31 of the year following each of the first five (5) Measurement Periods, Parent and the Surviving Company shall pay, or cause to be paid, to the Consultant, the Community Care Payment, if any, applicable for such Measurement Period. In no event shall the consideration exceed an aggregate of $5,000,000, nor $1,000,000 with respect to any of such Measurement Periods. Any consideration not earned with respect to any of such five (5) Measurement Periods shall not be payable with respect to any other Measurement Period. All such payments are collectively referred to herein as the “Consulting Fee.” Parent and the Surviving Company shall also reimburse the Consultant, no less frequently than monthly, for any reasonable out-of-pocket expenses incurred by the Consultant in connection with performing the Services (such expenses to be evidenced by such documentation as Parent and the Surviving Company shall reasonably require).

(c) In the event that Parent and the Surviving Company fail to pay any portion of the Consulting Fee within thirty (30) days of the date such payment becomes due hereunder, (i) interest thereon shall accrue at an annual rate of twelve percent (12%), simple interest, from such thirtieth (30th) day following the due date until the time such payment is made, and (ii) the Consultant shall be entitled to terminate this Agreement pursuant to Section 4.2(a)(i) and the restrictive covenants in Article V shall be of no further force and effect.

3.2	Deductions.

This Agreement shall not create any partnership, joint venture, employer/employee, principal/agent or any other relationship between the parties except that of independent contractor. Accordingly, the Surviving Company and the Consultant agree that the Surviving Company has no liability for or responsibility to make deductions for, or to pay, benefits, health, welfare and pension costs, withholdings for income taxes, employment insurance premiums, Workers’ Compensation premiums, payroll taxes, disability insurance premiums or any other similar charges for or on behalf of the Consultant with respect to the payment for the Services. Based on such agreement, the Consultant will account to the appropriate authorities for all such amounts and any other similar liabilities, charges and duties.

ARTICLE 4

TERM & TERMINATION

4.1	Term.

This Agreement shall be effective from the Effective Date and shall remain in effect until December 31, 2018, unless earlier terminated in accordance with Section 4.2 (the “Term”).

4.2	Termination.

(a) This Agreement and the relationship created hereunder may be terminated by the Consultant or the Surviving Company, as the case may be, as follows:

(i) Either party may terminate this Agreement upon the material breach or default by the other party of any provision of this Agreement, provided that (except as provided in Section 3.1(c)) such breach is not cured in all material respects within sixty (60) days after the party alleging the breach gives written notice thereof.

(ii) This Agreement will automatically terminate if Consultant voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any Federal or state bankruptcy, insolvency, reorganization or moratorium statute, or Consultant is the subject of an involuntary petition in bankruptcy which is not set aside within thirty (30) days of its filing;.

(iii) If, after the date of this Agreement, there shall be any judicial, legislative, or administrative action, interpretation, enforcement, promulgation, decree, order, judgment, law, ruling or regulation that would prohibit or substantially impair the performance of any material term of this Agreement by any party, then the parties shall negotiate in good faith to amend this Agreement as necessary to avoid such prohibition, impairment, or effect. If, having acted in good faith, the parties are unable to reach such an agreement within thirty (30) days following the receipt of written notice of the need for such an amendment by one party from the other, either party may immediately terminate the Agreement.

(b) In the event this Agreement is terminated by the Surviving Company pursuant to Section 4.2(a)(i), the Consultant will be paid a portion of the Consulting Fee, prorated based on the number of full months during which the Services were provided prior to the termination of the Agreement (and with the Measurement Period deemed to be the period of such months), less any amounts already paid hereunder prior to the termination of the Agreement, together with reimbursement of expenses (to the extent incurred prior to the termination of this Agreement) as provided in Section 3.1(b). No further payments will be made to or for the Consultant with respect to the termination of this Agreement and the Services contemplated hereunder

(c) In the event this Agreement is terminated (i) by the Consultant pursuant to Section 4.2(a)(i) or (ii) pursuant to Section 4.2(a)(ii)-(iii), then no later than thirty (30) days following the date of such termination, the Surviving Company will pay the Consultant a lump sum amount equal to the remainder of the Consulting Fee owing to the Consultant, less any amounts already paid hereunder prior to the termination of the Agreement, together with reimbursement of expenses (to the extent incurred prior to the termination) as provided in Section 3.1(b). For the purposes of calculating such lump sum payment, the Community Care Payment with respect to each partial or full Measurement Period remaining in the Term shall be deemed to be $1,000,000.

ARTICLE 5

RESTRICTIVE COVENANTS

5.1	Non-Disclosure

(a) Each of the Consultant, Parent and the Surviving Company agrees that due to the nature of the Consultant’s association with Company and its subsidiaries, the Consultant has, and will continue to receive, Confidential Information. The Consultant acknowledges that such Confidential Information is specialized, unique in nature and of great value to Parent, the Surviving Company and their respective Affiliates and that such information gives Parent, the Surviving Company and their respective Affiliates a competitive advantage. Furthermore, the Consultant further acknowledges and agrees that the disclosure of such confidential information to others or the unauthorized use of such information by the Consultant or others would cause substantial loss and harm to Parent and/or the Surviving Company.

(b) During the Term of this Agreement (the “Restricted Period”), the Consultant shall not, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than authorized officers, directors and employees of Parent, the Surviving Company and their respective Affiliates) or use or otherwise exploit for his own benefit or for the benefit of any Person other than Parent, the Surviving Company and their Affiliates, any Confidential Information. The Consultant shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however that in the event disclosure is required by applicable law, the Consultant shall, to the extent reasonably possible, provide the Surviving Company with prompt notice of such requirement prior to making any disclosure so that the Surviving Company may seek an appropriate protective order. In the event that such protective order or other remedy is not obtained or the Parent (or Surviving Company) waives compliance with the provisions of this Section 5.1, the Consultant shall or shall cause the Person required to disclose such Confidential Information to use reasonable best efforts to furnish only that portion of the information that such Person is legally required, and, to the extent practicable, the Consultant shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so furnished.

5.2	Non-Competition

(a) Each of the Consultant, Parent and the Surviving Company further agree that the market for the Business is highly competitive.

(b) During the Restricted Period, the Consultant shall not, without the prior written consent of Parent or the Surviving Company, (i) directly or indirectly enter into or participate in the Business (the “Restricted Business”) in the regions currently served by the Business (the “Restricted Business Region”) or (ii) directly or indirectly (including, without limitation, through any Affiliate), own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, stockholder, partner, principal, creditor, salesman, guarantor, contractor, advisor, member of the board of directors of, employee of or consultant in, any company or business, or any division, group, or other subset of any business engaging in a Restricted Business in the Restricted Business Region.

(c) Notwithstanding the foregoing provisions of Section 5.2(b) and the restrictions set forth therein, the Consultant or any of its Affiliates may (i) own securities in any publicly held corporation that is covered by the restrictions set forth in Section 5.2(b), but only to the extent that Consultant does not own, of record or beneficially, more than 5% of the outstanding beneficial ownership of such corporation, (ii) serving on the Board of Directors of any public company (provided the Consultant does not violate Section 5.2(c)(i)) or (iii) owning, managing, operating, controlling or otherwise participating in the Long Term Care Business and the Girling New York Business. For purposes of this Agreement, the term “publicly traded” shall mean traded on a recognized national exchange or quoted on NASDAQ. The Consultant shall not be deemed to own an interest in publicly traded stock if it is held in an account, such as a mutual fund account, over which the Consultant has no discretionary trading authority.

5.3	Nonsolicitation of Employees

To further protect the relationship and the future business expectations the Surviving Company, Parent and their respective Affiliates has developed with their respective Government Programs, Private Programs, patients and other customers or suppliers, during the Restricted Period, the Consultant shall not, directly or indirectly (including, but not limited to, through the Long-Term Care Business), without the prior written consent of Parent or the Surviving Company (which consent shall not be unreasonably withheld, conditioned or delayed), seek to employ any Person now employed by Company if such Person is then employed by Parent, the Surviving Company or any of their respective Affiliates, unless such employee (a) resigns voluntarily (without any solicitation from the Consultant) or is terminated by Parent, the Surviving Company or any of their respective Affiliates after the Closing Date, provided that the Consultant shall not employ such employee for nine months after such employee’s departure or termination, or (b) seeks employment in response to general advertising or third party employment agencies, provided that such general advertising was not directed to a specific employee or group of employees.

5.4	Nonsolicitation of Customers and Suppliers

To further protect the relationship and the future business expectations Parent, the Surviving Company and/or any of their respective subsidiaries has developed with their respective Government Programs, Private Programs, patients and other customers or suppliers, during the Restricted Period, the Consultant shall not, directly or indirectly, without the prior written consent of Parent or the Surviving Company, solicit, including, without limitation, through third party brokers or agents induce, aid to induce or attempt to induce any such Government Programs, Private Programs, referral sources, patients and other customers or suppliers to cease doing business in whole or in part with the Surviving Company, Parent and their respective Affiliates with respect to the Restricted Business.

5.5	Enforcement

(a) The covenants and undertakings contained in this Article 5 relate to matters that are of a special, unique and extraordinary character and a violation of any of the terms of this Article 5 may cause irreparable injury to Parent and the Surviving Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Article 5 is and will be inadequate. Therefore, in the event of a breach by the Consultant of the provisions of this Agreement, Parent, the Surviving Company, or any of their respective Affiliates shall be entitled to seek a temporary and permanent restraining order and injunction restraining the Consultant from the conduct that would constitute a breach of this Agreement. A bond of no more than $250 shall be required in connection with any such restraining order or injunction. Nothing herein contained shall be construed as prohibiting Parent, the Surviving Company or their respective Affiliates from pursuing any other remedies available to them for such breach or threatened breach, including, without limitation, the recovery of damages from the Consultant.

(b) The rights and remedies provided by this Article 5 are cumulative and in addition to any other rights and remedies which Parent and the Surviving Company may have hereunder or at law or in equity. The covenants and undertakings contained in this Article 5 shall survive the termination of this Agreement.

(c) The parties agree that, if any court of competent jurisdiction determines that a specified time period or any other relevant feature of this Article 5 is unreasonable, arbitrary or against public policy, then a lesser period of time or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(d) The parties acknowledge and agree that they have carefully read and considered the provisions of this Agreement and, having done so, agree that: (i) the restrictions contained in this Article 5 including, but not limited to, the scope of the restrictions, the time period of the restrictions, and the geographical areas of restriction, are reasonable and necessary in order to protect the goodwill and legitimate interests of Parent and Surviving Company and they are supported by adequate consideration; (ii) there was no bad faith in the negotiation of this Agreement; (iii) the Consultant has sufficient employment alternatives and sufficient assets such that the Consultant does not have to compete with Parent or the Surviving Company or impermissibly use the Confidential Information during or after termination of the Agreement or otherwise in order to earn a living such that the obligations and covenants described in this Agreement are reasonable; (iv) to the extent applicable, the non-competition provisions of this Agreement are “ancillary to or part of an otherwise enforceable agreement” as of the time this Agreement was made; and (v) the “otherwise enforceable agreement” to which the non-competition and non-solicitation provisions of this Agreement are ancillary includes, among others, the confidentiality covenants contained in this Agreement, which shall be deemed to be a separate “otherwise enforceable agreement” for purposes thereof. The Consultant also agrees that this Agreement is valid and enforceable against it in accordance with the terms hereof and specifically waives the right to any claim that such covenants are not enforceable under the laws of the State of Texas.

ARTICLE 6

MISCELLANEOUS

6.1	Miscellaneous

This Agreement constitutes the entire agreement between the parties with respect to the provision of Services hereunder. Except as provided herein, no party to this Agreement may assign, delegate or otherwise transfer any of its rights, obligations and responsibilities under this Agreement without the prior written consent of the other party, and any such purported transfer shall be null and void. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the parties hereto and their respective successors and permitted assigns. The waiver by any of the parties of any action, right or condition described in this Agreement, or of any breach of a provision of this Agreement, shall not constitute a waiver of any other occurrences of the same event unless in writing by the party purporting to give the same. This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable therein. None of the parties shall be liable to the other, whether in contract, tort or otherwise, for any special, indirect, incidental, consequential, punitive or exemplary or other similar type of damages whatsoever, including, but not limited to, diminution of value, loss of business opportunity or for any losses based on a multiple of value that in any way arise out of, or relate to, or are a consequence of, its performance or nonperformance under this Agreement, other than any of the foregoing types of damages that are required to be paid to a third party pursuant to a third party claim. This Agreement may be executed in counterparts each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. The Consultant acknowledges that he has obtained adequate and independent legal advice with respect to this Agreement prior to its execution. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is enforceable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

6.2	Works Belong To The Surviving Company.

The Consultant agrees that (a) all works created by the Consultant during the Term and under the Surviving Company’s direction in connection with the Consultant’s provision of Services hereunder, whether or not copyrightable are “works made for hire” and shall be the sole and complete property of the Surviving Company; (b) any and all copyrights or patents to such works shall belong to the Surviving Company; and (c) Consultant shall execute all documents that may be necessary to convey or assign to Company any rights he may have in such works, including copyright or patent rights. To the extent such works are not deemed to be “works made for hire,” the Consultant hereby assigns all proprietary rights, including copyright, in these works to the Surviving Company without further compensation. This Section shall survive the termination of this Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date above first written.

SURVIVING COMPANY:

JAVELIN HEALTHCARE HOLDINGS, LLC

By:	/s/ Tony Strange
Name:	Tony Strange
Its:	Chief Executive Officer and President

PARENT:

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Tony Strange
Name:	Tony Strange
Its:	Chief Executive Officer and President

CONSULTANT:

CAPSTAR PARTNERS, LLC

By:	/s/ Robert S. Hicks
Name:	Robert S. Hicks
Its:	President

[Signature Page to Consulting Agreement]